UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 31, 2012

Malvern Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

United States	001-34051	38-3783478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

42 E. Lancaster Avenue, Paoli, Pennsylvania		19301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 644-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On May 31, 2012, Malvern Bancorp, Inc. the proposed new holding company for Malvern Federal Savings Bank (the “Bank”), filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the proposed “second-step” conversion of the Bank, Malvern Federal Bancorp, Inc., the current “mid-tier” holding Company of the Bank (the “Company”) and Malvern Federal Mutual Holding Company (the “MHC”).  The prospectus included in such registration statement added certain risk factors regarding the risks related to the Company’s business compared to the Risk Factors included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Such additional risk factors are set forth below.

We Have Incurred Losses in Each of Our Last Two Fiscal Years.  There Can Be No Assurance That We Will Return to Profitability on a Sustained Basis.

During the years ended September 30, 2010 and 2011, we incurred net losses of $3.1 million and $6.1 million, respectively.  These losses were primarily due to deterioration in the quality of our loan portfolio which resulted in significantly higher provisions for loan losses and other real estate owned expenses.  In addition, the operating restrictions imposed by the Supervisory Agreements to which we are subject restrict our ability to increase our lending and grow the assets of Malvern Federal Savings Bank.  Finally, from September 30, 2010 to March 31, 2012, we have shrunk the assets of the Bank by approximately 9.6%, reducing our capacity to generate interest income.

Our ability to generate net income on a sustained basis depends on being able to reduce the costs associated with our non-performing assets and other problem assets we have experienced in recent years.  In addition, our results  in future periods will depend upon whether we are able to have the restrictions of the Supervisory Agreements abated such that we can resume originating commercial real estate loans and resume growing our balance sheet consistent with our business strategy.  If we are unable to accomplish these items we may be unable to maintain profitability on a sustained basis.  In addition, in the event we receive the regulatory approvals or non-objections necessary for us to resume originating commercial real estate loans, we will need to hire additional personnel for such purpose. We expect that, in such event, we would hire one or two additional loan officers and one additional staff employee, which will increase our salaries and benefits expense.

Federal Home Loan Bank of Pittsburgh may not pay dividends or repurchase capital stock in the future

In 2008, the Federal Home Loan Bank of Pittsburgh (“FHLB”) announced that it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock until further notice.  The FHLB announced at that time that it expected its ability to pay dividends and add to retained earnings to be significantly curtailed due to low short-term interest rates, an increased cost of maintaining liquidity, other than temporary impairment charges, and constrained access to debt markets at attractive rates.  While FHLB announced on February 22, 2012 that a dividend would be paid and capital stock repurchases would resume, capital stock repurchases from member banks are reviewed on a quarterly basis by the FHLB.  Such dividends and capital stock repurchases may not continue in the future.  As of March 31, 2012, we held $4.8 million of FHLB capital stock.

The fair value of our investment securities can fluctuate due to market conditions outside of our control

As of March 31, 2012, the fair value of our investment securities portfolio was approximately $82.4 million.  We have historically taken a conservative investment strategy, with concentrations of securities that are backed by government sponsored enterprises.  Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities.  These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and continued instability in the capital markets.  Any of these factors, among others, could cause other-than-temporary impairments and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could have a material adverse effect on us.  The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have a material adverse effect on us

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers.  The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations.  Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions.  If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.

In addition, we provide our customers with the ability to bank remotely, including over the Internet and over the telephone.  The secure transmission of confidential information over the Internet and other remote channels is a critical element of remote banking.  Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches.  We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses.  To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation and other possible liabilities.  Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could materially and adversely affect us.

Additionally, financial products and services have become increasingly technology-driven.  Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available.  Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services.  The ability to keep pace with technological change is important, and the failure to do so could have a material adverse impact on our business and therefore on our financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MALVERN FEDERAL BANCORP, INC.

Date: May 31, 2012	By:	/s/Ronald Anderson
Ronald Anderson
President and Chief Executive Officer